UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 144
NOTICE OF PROPOSED SALE OF SECURITIES
PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933



ATTENTION:



1(a)
NAME OF ISSUER (Please type or print)

(b)
IRS IDENT. NO.

(c)
S.E.C. FILE NO.


Arts Way Manufacturing Co Inc


42-0920725











(d)
ADDRESS OF
ISSUER                         STREET


CITY
STATE                      ZIP
CODE

(e)
TELEPHONE NO.







AREA CODE      NUMBER

Arts Way Manufacturing Co Inc


Armstrong,
IA                              50514


     712              864-
3131








2(a)
NAME OF PERSON FOR WHOSE
ACCOUNT THE SECURITIES
ARE TO BE SOLD

(b)
IRS IDENT. NO.

(c)
RELATIONSHIP
TO ISSUER


David R Castle


381460389


Director








(d)
ADDRESS
STREET


 CITY
STATE                      ZIP
CODE





1364 Third Line Rd


Lakefield, Ontario KOL
2H0,
Canada




INSTRUCTION:


3(a)
Title of the
Class of
Securities to
be Sold

(b)
Name and Address
of Each Broker
Through Whom
the
Securities Are to
be
Offered or Each
Market Maker
Who
is Acquiring the
Securities
SEC USE
ONLY


Broker-Dealer
File Number
(c)
Number of
Shares or Other
Units to be Sold
(See Instr. 3(c))
(d)
Aggregate
Market Value
(See Instr. 3(d))
(e)
Number of
Shares or Other
Units Outstanding
(See Instr. 3(e))
(f)
Approximate
Date of Sale
(Mo/Day/Yr)
(See Instr. 3(f))

(g)
Name of Each
Securities
Exchange
(See Instr. 3(g))

Common
Stock

Raymond James
Financial
1307 Albion Ave
Suite 101
Fairmont, MN
56031


2000


$21,678.95




4/08/05

N/A

SEC 1147 (01-04)



Title of the
Class

Date You
Acquired

Nature of Acquisition
Transaction

Name of Person from
Whom Acquired
(if gift, also give
date donor acquired)

Amount of
Securities
Acquired

Date of
Payment

Nature of
Payment

Common
Stock

10/30/03

Buy

Arts Way
Manufacturing Co Inc


2000


11/04/03

Cash


Name and Address of Seller

Title of Securities Sold

Date of Sale

Amount of Securities Sold

Gross Proceeds














REMARKS:
INSTRUCTIONS:

ATTENTION:

4/12/05

David R Castle

DATE OF NOTICE


(SIGNATURE)